Ex 10.25

December 17, 2003

Mr. Michael P. Huseby
4995 South Vine Street
Cherry Hills Village, CO 80113

Dear Mike:

I am very pleased to confirm our offer of employment for you to join Charter Communications, Inc. in the position of Executive Vice President-Financial Officer. Your duties will include managing all of our accounting and information technology matters, including accounts payable, general ledger, financial reporting, financial planning and analysis, budgeting, payroll, preparation and review of all required reports to the Securities and Exchange Commission, and any other tasks I may assign as Chief Executive Officer. You will also be the Company’s primary contact with our outside audit-firm, KPMG. Your start date will on or about January 5, 2004.

Your salary will initially be $400,000 per year, paid in bi-weekly installments. You will be eligible to participate in all employee benefit programs in a manner and a level that is consistent with other Charter Communications, Inc. executive vice presidents. You will also be eligible for four weeks of paid vacation each year.

You will be eligible for an annual incentive target of 100% of your base salary, a portion based on performance goals relative to your areas of responsibility, with the remainder based on overall company performance. Your eligibility will begin with the 2004 Plan performance year. Charter’s performance year for purposes of the annual bonus coincides with the calendar year. Although details of the 2004 Executive Incentive Bonus Plan are not yet available, awards are typically based on company-wide performance and measurement criteria.

You will be eligible to participate in the Charter Communications 2001 Stock Incentive Plan. Subject to affirmation of the Board of Directors’ Stock Option Committee prior to your start date, you will receive a stock option grant of 350, 000 shares at your start date. The option exercise price will be the fair market value at the date of the grant. Subject to continued employment, the option will have a ten-year life. The options will vest in four equal successive annual installments commencing on the first anniversary of the date of grant. In addition, subject to Board approval, you will receive a grant of 50,000 restricted shares, which will vest on the same schedule as your options. You will also participate in our recently approved long-term incentive program at a level no less favorable than any other Executive Vice President with the exception of the Chief Operating Officer.

You will report directly to me and be based in Denver, Colorado; however you will agree to travel extensively to St. Louis to appropriately discharge your duties as Chief Financial Officer. Travel, lodging and other costs associated with the discharge of our duties in St. Louis will be treated as expense reimbursements. In the event there is any dimimution of your duties, a change in the current CEO, a change in your reporting relationship to anyone other than the CEO or a requirement to change your principal place of business from Denver, a requirement for you to move elsewhere, or Change of Control, you may terminate your employment. For purposes of this agreement, “Change of Control” shall mean (i) a sale of more than 49.9% of the outstanding capital stock of Charter in a single or related series of transactions, except where Paul G. Allen (“Allen”) and his affiliates retain effective voting control of Charter, (ii) the merger or consolidation of Charter, except where Allen and his affiliates have effective voting control of the surviving entity, or (iii) any other transaction, or event, a result of which is that Allen holds less than 50.1% of the voting power of the surviving entity, except where Allen and his affiliates retain effective voting control of Charter, or (iv) a sale of all or substantially all of the assets of Charter (other than to an entity majority-owned or controlled by Allen and his affiliates); where, in any such case your employment with Charter is terminated or your duties are materially diminished (it being understood that neither Charter’s failure to be a “public” company as such as such term is commonly understood nor your obligation, if any, to report to a senior officer of any acquiring company (which has an enterprise value of at least $15 billion) or its parent following any merger or similar transaction constitute a material diminution in your duties under this agreement).

If this provision is exercised for one of the prior listed reasons, or if you are terminated without Cause, one half of any remaining unvested restricted shares (50,000 as described above) would become immediately vested, one half of any remaining unvested options from your initial grant above (350,000 shares) would immediately become vested and you will be paid eighteen months of full severance benefits at your then current compensation level plus applicable pro-rated bonus within thirty (30) days after such termination.

For purposes of this agreement, “Cause” shall mean (i) conviction of a felony offense or a misdemeanor that involves dishonesty or moral turpitude; (ii) the refusal to comply with the lawful directives of the Chief Executive Officer or the Board within ten (10) days after written notice of such directive from the Chief Executive Officer or the Boards; (iii) conduct on your part in the course of your employment which constitutes gross negligence or willful misconduct which conduct is not cured within ten (10) days after written notice thereof from the Chief Executive Officer or the Board; (iv) your breach of your fiduciary duties to the Company; (v) your death or Disability (as defined in Charters’ 2001 Stock Incentive Plan); or (vi) your possession or use of illegal drugs or excessive use of alcohol on Company premises on work time or at work related function (other than non-excessive use of alcohol served generally in connection with such function). Should you commit or be alleged to have committed a felony offense or a misdemeanor the character specified in clause (i), Charter may suspend you with pay. If you are subsequently convicted with respect to the matters giving rise to the suspension, you shall immediately repay all compensation or other amounts paid hereunder from the date of the suspension and any of the stock options or restricted shares which vested after the date of suspension shall forthwith be cancelled and if theretofore sold by you, the cash value thereof paid to Charter. In the event of a termination for Cause, you will not be entitled to any severance payment and any unvested options or restricted stock would immediately terminate.

You will not divulge, and will not permit or suffer the divulgence of, any confidential knowledge or confidential information with respect to the operations or finances of Charter or any of its affiliates or with respect to confidential or secret customer lists, processes, machinery, plans devices or products licensed, manufactured or sold, or services rendered, by Charter or any of its affiliates other than in the regular course of business of Charter or as required by law; provided, however, that you have no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public otherwise than by disclosure by you in breach of this agreement. You will not directly or indirectly disparage or otherwise make adverse references to Charter or any of its officers, directors, employees or affiliates at any time during or after your employment with Charter.

I trust this letter confirms your understanding of the major items related to the employment offer. If not, please call me at (303- 323-1400) to resolve any outstanding items. We are excited about Charter’s future and about the contribution you will make in your new capacity.

Very truly yours,

Carl E. Vogel
President & Chief Executive Officer

CC:	Paul Allen
Marc Nathanson
William Savoy
Nancy Peretsman
David Merritt

Approved and accepted on this 4th day of January, 2004

By:	/s/ Michael P. Huseby

Michael P. Huseby